Exhibit (c)(6)

PRELIMINARY & CONFIDENTIAL DRAFT

Project Baseball

Board Discussion Materials

April 30, 2009

Morgan Stanley

PRELIMINARY & CONFIDENTIAL DRAFT

Project Baseball

Summary of PepsiCo's Offer for PBG and PAS

Announced on 20 April 2009

- On April 20, PepsiCo announced its proposal to acquire all outstanding shares it does not already own in PBG and PAS
- Substantially identical offer letters were sent to the management of PBG and PAS on the night of April 19

Key Offer Terms and Conditions

	PBG	PAS
Offer Price / Premium [1]	• As of 4/17, $29.50 per share – Premium to: – Unaffected price (4/17): 17.1% • As of 4/27, implied price of $28.65 – Unaffected premium: 13.7%	• As of 4/17, $23.27 per share – Premium to: – Unaffected price (4/17): 17.1% • As of 4/27, implied price of $22.59 – Unaffected premium: 13.6%
Offer Consideration	• 50/50 cash / stock mix: – $14.75 of cash – 0.283 PepsiCo shares	• 50/50 cash / stock mix: – $11.64 of cash – 0.223 PepsiCo shares
PepsiCo Current Ownership	• 33% economic / 40% voting	• 43%
Transaction Metrics [2][3]	• Equity value: $4.4Bn (67%) • Net debt: $5.4Bn (100%) • '08 P/E & AV/EBITDA [4]: 12.9x & 7.1x	• Equity value: $1.7Bn (57%) • Net debt: $1.9Bn (100%) • '08 P/E & AV/EBITDA [4]: 11.9x & 7.5x
Inter-Conditionality	• Offer for each of PBG and PAS is conditioned on negotiation of definitive documentation and ultimate consummation of the other transaction	
Other	• "Limited and confirmatory" due diligence to be conducted on PBG and PAS by PepsiCo • "Appropriate limited" due diligence to be conducted on PepsiCo by PBG and PAS • Draft merger agreement to be provided by PepsiCo • No financing contingency • PepsiCo states it will not sell its shares in PBG or PAS and will not vote in favor of another transaction	

Notes
1. Implied offer price calculated based on PepsiCo share price of $52.13 (4/17/09)
2. Assumes PBG FDSO of 217.9MM, net debt of $5.4Bn and minority interest of $1.1Bn as of Q1'09
3. Assumes PAS FDSO of 128.7MM, net debt of $1.9Bn and minority interest of $0.3Bn as of end fiscal year 2008
4. Multiples calculated using whole company metrics

Morgan Stanley

2

Project Baseball

PRELIMINARY & CONFIDENTIAL DRAFT

Morgan Stanley Observations Regarding Offer

Offer made immediately prior to PBG Q1 earnings release

• Unaffected price did not include positive earnings impact

Announced premium of 17% is low and likely overstated

Low premium given transactions since “market break” in September 2008

• Premiums for limited number of cash deals since the “market break” have averaged almost 90% (compared to historical average (1) of 38%)

• Premiums for limited number of stock deals since the “market break” have averaged almost 35% (compared to historical average (1) of 30%)

• Implied blended premium for cash / stock deal would be about 60% based on limited number of change-of-control deals since the “market break”

Potential perception that this is a “minority squeeze-out”

• Minority squeeze-outs historically have initial and final offer premium of approx. 10% and approx. 25%, respectively (none of significance since “market break”)

Intrinsic value based upon discounted cash flow analysis is substantially above the offer

Announced synergies substantially understate the estimated benefits from the combination

Offers are cross conditional

• Implicit acknowledgement that each company should get the synergy benefits of the combination

• Uncertainty of offer for PBG given requirement of a transaction with PAS

Likely to be a lengthy process

• PBG should respond to PepsiCo in due course after careful deliberation

Note

1. Average since 1990 3

Morgan Stanley

Project Baseball

PRELIMINARY & CONFIDENTIAL DRAFT

Summary of Valuation Analysis

• PBG’s shares would likely have been trading higher than its unaffected price of $25.20 (as of 4/17) following its earnings announcement (4/22)

• The premium being offered is low by all valuation methodologies

• The present value of the future trading ranges for PBG implies $31-34 per share, based on applying normalized P/E trading multiples of 14-15x to 2011 EPS of $2.70

• Precedent transactions have been at multiples of 8-10x LTM EBITDA, implying a range of $38-55 per share

• Discounted cash flow analyses imply values well in excess of $30 per share without synergies, and in excess of $40 per share with synergies

4

Morgan Stanley

Project Baseball

PRELIMINARY & CONFIDENTIAL DRAFT

Executive Summary

• Strong track record of PBG performance suggests post recession outlook is positive

• Base Case scenario shows solid earnings growth starting in 2010

• Accelerated Case indicates double digit profit growth a possibility with U.S. acquisitions.

• PepsiCo identified synergies of $200 MM understated

- PBG standalone productivity savings of $200—$250 MM annually

- PBG plus PAS synergies ~ $450 MM annually

- PBG, PAS plus PepsiCo synergies ~ $1 Billion annually

PBG

Morgan Stanley